Exhibit (a)(5)(H)

UNITED STATES DISTRICT COURT

SOUTHERN DISTRICT OF NEW YORK

LEROY BERRY,

Plaintiff,	Civil Action No.

v.	COMPLAINT FOR VIOLATIONS
OF THE FEDERAL SECURITIES
CERNER CORPORATION, WILLIAM D.	LAWS
ZOLLARS, DAVID FEINBERG, GERALD E.
BISBEE, JR., MITCHELL E. DANIELS, JR.,
JULIE L. GERBERDING, ELDER GRANGER,	JURY TRIAL DEMANDED
JOHN GREISCH, MELINDA J. MOUNT,
GEORGE A. RIEDEL, and R. HALSEY WISE,

Defendants.

Plaintiff Leroy Berry (“Plaintiff”) by and through his undersigned attorneys, brings this action on behalf of himself, and alleges the following based upon personal knowledge as to those allegations concerning Plaintiff and, as to all other matters, upon the investigation of counsel, which includes, without limitation: (a) review and analysis of public filings made by Cerner Corporation (“Cerner” or the “Company”) and other related parties and non-parties with the United States Securities and Exchange Commission (“SEC”); (b) review and analysis of press releases and other publications disseminated by certain of the Defendants (defined below) and other related non-parties; (c) review of news articles, shareholder communications, and postings on Cerner’s website concerning the Company’s public statements; and (d) review of other publicly available information concerning Cerner and the Defendants.

NATURE OF THE ACTION

1. Plaintiff brings this action on behalf of himself against the Company and members of the Company’s Board of Directors (the “Board” or the “Individual Defendants”) for violations of Sections 14(d)(4), 14(e) and 20(a) of the Securities Exchange Act of 1934 (the “Exchange Act”), 15 U.S.C. §§ 78n(d)(4), 78n(e), 78t(a), and SEC Rule 14d-9, 17 C.F.R. §240.14d-9(d) (“Rule 14d-9”), in connection with the proposed acquisition of the Company by affiliates of Oracle Corporation (“Oracle”) (the “Proposed Transaction”).

2. On December 20, 2021, the Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Oracle, OC Acquisition LLC, a wholly owned subsidiary of Oracle (“Parent”), and Cedar Acquisition Corporation, a wholly owned subsidiary of Parent (“Purchaser”). Pursuant to the terms of the Merger Agreement, each Cerner common share issued and outstanding will be converted into the right to receive $95.00 per share, in cash (the “Merger Consideration”). In connection with the Proposed Transaction, Purchaser commenced a tender offer to acquire all of Cerner’s outstanding common stock and will expire on February 15, 2022 (the “Tender Offer”).

3. On January 19, 2022, the Company filed an incomplete and materially misleading Recommendation Statement with the SEC (the “Recommendation Statement”) in connection with the Proposed Transaction. The Recommendation Statement omits material information concerning the Proposed Transaction.

4. Accordingly, the failure to adequately disclose such material information constitutes a violation of Sections 14(d), 14(e) and 20(a) of the Exchange Act as Cerner’s stockholders need such information in order to make a fully informed decision whether to tender their shares in support of the Proposed Transaction or seek appraisal.

5. As set forth more fully herein, Plaintiff seeks to enjoin Defendants from proceeding with the Proposed Transaction.

JURISDICTION AND VENUE

6. This Court has subject matter jurisdiction pursuant to Section 27 of the Exchange Act (15 U.S.C. § 78aa) and 28 U.S.C. § 1331 as Plaintiff alleges violations of Sections 14(d)(4), 14(e) and 20(a) of the Exchange Act

7. This Court has personal jurisdiction over all of the Defendants because each is either a corporation that conducts business in, solicits shareholders in, and/or maintains operations within, this District, or is an individual who is either present in this District for jurisdictional purposes or has sufficient minimum contacts with this District so as to make the exercise of jurisdiction by this Court permissible under traditional notions of fair play and substantial justice.

8. Venue is proper under 28 U.S.C. § 1391 because a substantial portion of the transactions and wrongs complained of herein occurred in this District.

THE PARTIES

9. Plaintiff has been the owner of the common stock of Cerner since prior to the transaction herein complained of and continuously to date.

10. Defendant Cerner is a Delaware corporation with its principal executive offices located at 2800 Rock Creek Parkway, North Kansas City, Missouri 64117. The Company’s stock trades on the NASDAQ under the ticker “CERN.”

11. Defendant William D. Zollars (“Zollars”) is and has been the Chairman of the Board of the Company at all times during the relevant time period.

12. Defendant David Feinberg (“Feinberg”) is and has been the President, Chief Executive Officer (“CEO”), and a member of the Company’s Board at all times during the relevant time period.

13. Defendant Gerald E. Bisbee, Jr. (“Bisbee”) is and has been a member of the Company’s Board at all times during the relevant time period.

14. Defendant Mitchell E. Daniels, Jr. (“Daniels”) is and has been a member of the Company’s Board at all times during the relevant time period.

15. Defendant Julie L. Gerberding (“Gerberding”) is and has been a member of the Company’s Board at all times during the relevant time period.

16. Defendant Elder Granger (“Granger”) is and has been a member of the Company’s Board at all times during the relevant time period.

17. Defendant John Greisch (“Greisch”) is and has been a member of the Company’s Board at all times during the relevant time period.

18. Defendant Melinda J. Mount (“Mount”) is and has been a member of the Company’s Board at all times during the relevant time period.

19. Defendant George A. Riedel (“Riedel”) is and has been a member of the Company’s Board at all times during the relevant time period.

20. Defendant R. Halsey Wise (“Wise”) is and has been a member of the Company’s Board at all times during the relevant time period.

21. Defendants Zollars, Feinberg, Bisbee, Daniels, Gerberding, Granger, Greisch, Mount, Riedel, and Wise are collectively referred to herein as the “Individual Defendants.”

22. Defendant Cerner, along with the Individual Defendants, are collectively referred to herein as “Defendants.”

SUBSTANTIVE ALLEGATIONS

Background of the Company

23. Cerner, together with its subsidiaries, provides health care information technology solutions and tech-enabled services in the United States and internationally. The Company offers Cerner Millennium architecture, a person-centric computing framework, which includes clinical, financial, and management information systems that allow providers to access an individual’s electronic health record (EHR) at the point of care, and organizes and delivers information for physicians, nurses, laboratory technicians, pharmacists, front- and back-office professionals, and consumers. It also provides HealtheIntent platform, a cloud-based platform to aggregate, transform, and reconcile data across the continuum of care; and CareAware, an EHR agnostic platform that facilitates connectivity of health care devices to EHRs. In addition, the Company offers a portfolio of clinical and financial health care information technology solutions, as well as departmental and care coordination solutions. Further, it provides tech-enabled services, such as implementation and training, remote hosting, operational management services, revenue cycle services, support and maintenance, health care data analysis, real-world evidence, clinical process optimization, transaction processing, employer health centers, employee wellness programs, and third-party administrator services; and complementary hardware and devices for third parties. The Company serves integrated delivery networks, physician groups and networks, managed care organizations, hospitals, medical centers, reference laboratories, home health agencies, blood banks, imaging centers, pharmacies, pharmaceutical manufacturers, employers, governments, and public health organizations.

The Company Announces the Proposed Transaction

24. On December 20, 2021, the Company jointly issued a press release announcing that the Company had entered an agreement in connection with the Proposed Transaction. The press release stated, in pertinent part:

AUSTIN, Texas and KANSAS CITY, Mo. — December 20, 2021 — Oracle Corporation (NYSE: ORCL) and Cerner Corporation today jointly announced an agreement for Oracle to acquire Cerner through an all-cash tender offer for $95.00 per share, or approximately $28.3 billion in equity value. Cerner is a leading provider of digital information systems used within hospitals and health systems to enable medical professionals to deliver better healthcare to individual patients and communities.

“Working together, Cerner and Oracle have the capacity to transform healthcare delivery by providing medical professionals with better information—enabling them to make better treatment decisions resulting in better patient outcomes,” said Larry Ellison, Chairman and Chief Technology Officer, Oracle. “With this acquisition, Oracle’s corporate mission expands to assume the responsibility to provide our overworked medical professionals with a new generation of easier-to-use digital tools that enable access to information via a hands-free voice interface to secure cloud applications. This new generation of medical information systems promises to lower the administrative workload burdening our medical professionals, improve patient privacy and outcomes, and lower overall healthcare costs.”

“We expect this acquisition to be immediately accretive to Oracle’s earnings on a non-GAAP basis in the first full fiscal year after closing—and contribute substantially more to earnings in the second fiscal year and thereafter,” said Safra Catz, Chief Executive Officer, Oracle. “Healthcare is the largest and most important vertical market in the world—$3.8 trillion last year in the United States alone. Oracle’s revenue growth rate has already been increasing this year—Cerner will be a huge additional revenue growth engine for years to come as we expand its business into many more countries throughout the world. That’s exactly the growth strategy we adopted when we bought NetSuite—except the Cerner revenue opportunity is even larger.”

“Cerner has been a leader in helping digitize medical care and now it’s time to realize the real promise of that work with the care delivery tools that get information to the right caregivers at the right time,” said David Feinberg, President and Chief Executive Officer, Cerner. “Joining Oracle as a dedicated Industry Business Unit provides an unprecedented opportunity to accelerate our work modernizing electronic health records (EHR), improving the caregiver experience, and enabling more connected, high-quality and efficient patient care.

We are also very excited that Oracle is committed to maintaining and growing our community presence, including in the Kansas City area.”

“Oracle’s Autonomous Database, low-code development tools, and Voice Digital Assistant user interface enables us to rapidly modernize Cerner’s systems and move them to our Gen2 Cloud,” said Mike Sicilia, Executive Vice President, Vertical Industries, Oracle. “This can be done very quickly because Cerner’s largest business and most important clinical system already runs on the Oracle Database. No change required there. What will change is the user interface. We will make Cerner’s systems much easier to learn and use by making Oracle’s hands-free Voice Digital Assistant the primary interface to Cerner’s clinical systems. This will allow medical professionals to spend less time typing on computer keyboards and more time caring for patients.”

Highlights

•	All-cash tender offer for $95.00 per share, or approximately $28.3 billion, that is immediately accretive to Oracle’s earnings.

•	Accretive to Oracle’s earnings on a non-GAAP basis in the first full fiscal year after closing and will contribute substantially more to earnings in the second fiscal year and thereafter.

•	Cerner will be a huge additional revenue growth engine for Oracle for years to come as Oracle expands Cerner’s business into many more countries throughout the world.

•

Transaction is expected to close in calendar year 2022. The closing of the transaction is subject to receiving certain regulatory approvals and satisfying other closing conditions including Cerner stockholders tendering a majority of Cerner’s outstanding shares in the tender offer.

•	Oracle anticipates retaining an investment grade credit rating.

•	Oracle brings significant experience helping power the largest industries.

•	Oracle provides industry solutions that run the core operations for customers in the world’s largest industries.

•

Industries covered by Oracle today include, among others, Financial Services, Telecom, Utilities, Pharmaceuticals, Hospitality, Retail, Food & Beverage, Construction & Engineering, Manufacturing and Government.

•	Oracle also brings best in class cloud infrastructure to drive digital modernization, substantially lowering the total cost of IT in these critical industry sectors.

•	Cerner is a leader in the healthcare IT industry and a complementary business to Oracle.

•	Cerner is a leading provider of digital information systems used within hospitals to enable medical professionals to deliver better healthcare to individual patients and communities.

•	Cerner has over four decades of experience modernizing electronic health records, improving the caregiver experience, and streamlining and automating clinical and administrative workflows.

•	Together, Oracle and Cerner will protect customer investments and transform healthcare.

•

According to a recent study by the Mayo Clinic[1], physicians spend 1 to 2 hours on EHRs and desk work for every hour spent in face-to-face contact with patients, as well as an additional 1 to 2 hours of personal time on EHR related activities.

•

Working together, Cerner and Oracle have the capacity to address these issues and transform healthcare delivery by providing medical professionals with better information—enabling them to make better treatment decisions resulting in better patient outcomes.

•	Customer investments in Cerner are also protected with this combination and will grow in value over time as more modern and connected technologies are made available.

•	With Oracle’s resources, infrastructure and cloud capabilities, Cerner will accelerate the pace of product and technology development to enable more connected, high-quality, and efficient care.

•

Oracle’s focus on usability and voice enabled user interfaces will dramatically reduce the amount of time that medical providers spend dealing with systems and increase the time they spend directly caring for patients.

•

Significant opportunity to help customers use Oracle’s modern technologies such as cloud, AI, ML and other innovations to make care more accessible, secure, efficient and effective for patients and caregivers.

•	Cerner systems running on the Oracle Gen2 Cloud will be available 24 by 7 by 365. Goal is to deliver zero unplanned downtime in the medical environment.

•	With Cerner systems running on the Oracle database, only specifically authorized medical professionals can access patient data. IT professionals running the systems are unable to look at patient data.

•	Oracle and Cerner are committed to continued and enhanced stewardship of health information, which will be bolstered by Oracle’s global operational infrastructure.

•	Cerner will be organized as a dedicated Industry Business Unit within Oracle.

•	Cerner will be Oracle’s anchor asset to expand into healthcare and together we will improve medical care for individuals and communities around the world.

•	Oracle intends to maintain and grow Cerner’s community presence, including in the Kansas City area, while utilizing Oracle’s global footprint to reach new geographies faster.

FALSE AND MISLEADING STATEMENTS

AND/OR MATERIAL OMISSIONS IN THE RECOMMENDATION STATEMENT

25. On January 19, 2022, the Company authorized the filing of the Recommendation Statement with the SEC. The Recommendation Statement recommends that the Company’s stockholders tender their shares in favor of the Proposed Transaction.

26. Defendants were obligated to carefully review the Recommendation Statement prior to its filing with the SEC and dissemination to the Company’s unitholders to ensure that it did not contain any material misrepresentations or omissions. However, the Recommendation Statement misrepresent and/or omit material information that is necessary for the Company’s shareholders to make informed decisions concerning whether to tender their shares in favor of the Proposed Transaction.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding Management’s Projections

27. The Recommendation Statement contains financial projections prepared by senior members of Cerner’s management in connection with the Proposed Transaction, but fails to provide material information concerning such.

28. The SEC has repeatedly emphasized that disclosure of non-GAAP projections can be inherently misleading, and has therefore heightened its scrutiny of the use of such projections.1 Indeed, on May 17, 2016, the SEC’s Division of Corporation Finance released new and updated Compliance and Disclosure Interpretations (“C&DIs”) on the use of non-GAAP financial measures that demonstrate the SEC’s tightening policy.2 One of the new C&DIs regarding forward-looking information, such as financial projections, explicitly requires companies to provide any reconciling metrics that are available without unreasonable efforts.

29. In order to make management’s projections included in the Recommendation Statement materially complete and not misleading, Defendants must provide a reconciliation table of the non-GAAP measures to the most comparable GAAP measures.

30. Specifically, with respect to the Company’s financial projections, the Company must disclose the line item projections for the financial metrics that were used to calculate the non-GAAP measures, including, but not limited to, all line items used to calculate: (i) Adjusted EBITDA; (ii) Adjusted EBIT; (iii) Net Operating Profit After Tax; (iv) Unlevered Free Cash Flow; (v) Adjusted Operating Earnings; and (vi) Adjusted Diluted Earnings Per Share.

31. Disclosure of the above line item projections is vital to provide investors with the complete mix of information necessary to make an informed decision when deciding whether to tender their shares in connection with the Proposed Transaction.

[1]

See, e.g., Nicolas Grabar and Sandra Flow, Non-GAAP Financial Measures: The SEC’s Evolving Views, Harvard Law School Forum on Corporate Governance and Financial Regulation (June 24, 2016), available at https://corpgov.law.harvard.edu/2016/06/24/non-gaap-financial-measuresthesecs evolving-views/; Gretchen Morgenson, Fantasy Math Is Helping Companies Spin Losses Into Profits, N.Y. Times, Apr. 22, 2016, available at http://www.nytimes.com/2016/04/24/business/fantasy-mathis-helping-companies-spin-ossesinto-profits.html?_r=0.

[2]

Non-GAAP Financial Measures, Compliance & Disclosure Interpretations, U.S. SECURITIES AND EXCHANGE COMMISSION (May 17, 2017), available at https://www.sec.gov/divisions/corpfin/guidance/nongaapinterp.htm.

Material False and Misleading Statements or Material

Misrepresentations or Omissions Regarding the Financial Opinions

32. The Recommendation Statement contains the financial analyses and opinion of Centerview Partners LLC (“Centerview”) and Goldman Sachs’s & Co. LLC (“Goldman”) concerning the Proposed Transaction but fails to provide material information concerning such.

33. With respect to Centerview’s Selected Precedent Transaction Analysis, the Recommendation Statement fails to disclose the closing dates for each transaction.

34. With respect to Centerview’s Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the inputs and assumptions underlying Centerview’s use of discount rates ranging from 7.25% to 8.50%; (ii) Cerner’s weighted average cost of capital; (iii) Cerner’s projected terminal values for the period ending December 30, 2030; (iv) the inputs and assumptions underlying Centerview’s use of perpetuity growth rates ranging from 2.5% to 3.5%; and (v) the number of fully-diluted outstanding shares of Cerner as of December 16, 2021.

35. With respect to Centerview’s Analyst Price Targets analysis, the Recommendation Statement fails to disclose: (i) the individual price targets observed; and (ii) the sources thereof.

36. With respect to Goldman’s Illustrative Discounted Cash Flow Analysis, the Recommendation Statement fails to disclose: (i) the inputs and assumptions underlying Goldman’s use of discount rates ranging from 6.25% to 7.75%; (ii) Cerner’s weighted average cost of capital; (iii) the inputs and assumptions underlying Goldman’s use of a perpetuity growth rate range of 1.75% to 2.5%; (iv) Cerner’s net debt used in the analysis; (v)the total number of fully diluted shares outstanding of company common stock.

37. With respect to Goldman’s Illustrative Present Value of Future Stock Price Analysis, the Recommendation Statement fails to disclose: (i) the inputs and assumptions underlying Goldman’s use of discount rate of 7.4%; and (ii) the inputs and assumptions underlying Goldman’s use of multiples ranging from 20.0x to 25.0x.

38. With respect to Goldman’s Selected Precedent Transaction Analysis, the Recommendation Statement fails to disclose: (i) the closing dates of the transactions; and (ii) the total value of the transactions.

39. With respect to Goldman Sachs’ Premia Paid Analysis, the Recommendation Statement fails to disclose: (i) each transaction observed by Goldman Sachs in the analysis; (ii) the premiums paid.

40. When a banker’s endorsement of the fairness of a transaction is touted to shareholders, the valuation methods used to arrive at that opinion as well as the key inputs and range of ultimate values generated by those analyses must also be fairly disclosed. Moreover, the disclosure of projected financial information is material because it provides stockholders with a basis to project the future financial performance of a company and allows stockholders to better understand the financial analyses performed by the company’s financial advisor in support of its fairness opinion.

41. Without the above described information, the Company’s shareholders are not fully informed with respect to the Proposed Transaction. Accordingly, in order to provide shareholders with a complete mix of information, the omitted information described above should be disclosed.

COUNT I

(Against All Defendants for Violations of Section 14(d)

of the Exchange Act and Rule 14d-9 Promulgated Thereunder)

42. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

43. Section 14(d)(4) of the Exchange Act and Rule 14d-9 promulgated thereunder makes it a requirement to make full and complete disclosure in connection with tender offers.

44. As discussed herein, the Recommendation Statement, while soliciting shareholder support for the Proposed Transaction, misrepresent and/or omit material facts concerning the Proposed Transaction.

45. Defendants prepared, reviewed, filed and disseminated the false and misleading Recommendation Statement to Cerner’s shareholders. In doing so, Defendants knew or recklessly disregarded that the Recommendation Statement failed to disclose material facts necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

46. The omissions and incomplete and misleading statements in the Recommendation Statement are material in that a reasonable shareholder would consider them important in deciding whether to tender their shares in favor of the Proposed Transaction. In addition, a reasonable investor would view such information as altering the “total mix” of information made available to shareholders.

47. By virtue of their positions within the Company and/or roles in the process and in the preparation of the Recommendation Statement, Defendants were undoubtedly aware of this information and had previously reviewed it, including participating in the Proposed Transaction negotiation and sales process and reviewing Cerner’s financial advisor’s complete financial analyses purportedly summarized in the Recommendation Statement.

48. The Individual Defendants undoubtedly reviewed and relied upon the omitted information identified above in connection with their decision to approve and recommend the Proposed Transaction.

49. Cerner is deemed negligent as a result of the Individual Defendants’ negligence in preparing and reviewing the Recommendation Statement.

50. Defendants knew that Plaintiff and other shareholders would rely upon the Recommendation Statement in determining whether to tender their shares in favor of the Proposed Transaction.

51. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(d)(4) of the Exchange Act and Rule 14d-9 promulgated thereunder, absent injunctive relief from the Court, Plaintiff and other shareholders will suffer irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares in favor of the Proposed Transaction.

52. Plaintiff has no adequate remedy at law.

COUNT II

(Against All Defendants for Violation

Of Section 14(e) of the Exchange Act)

53. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

54. Defendants violated Section 14(e) of the Exchange Act by issuing the Recommendation Statement in which they made false statements of material fact or failed to state all material facts that would be necessary to make the statements made, in light of the circumstances, not misleading, or engaged in deceptive or manipulative acts or practices, in connection with the Proposed Transaction.

55. Defendants knew that Plaintiff and the Company’s shareholders would rely upon their statements made in the Recommendation Statement in determining whether to tender shares in favor of the Proposed Transaction.

56. As a direct and proximate result of Defendants’ unlawful course of conduct in violation of Section 14(e) of the Exchange Act, absent injunctive relief from the Court, Plaintiff and other shareholders will suffer irreparable injury by being denied the opportunity to make an informed decision as to whether to tender their shares in favor of the Proposed Transaction.

COUNT III

(Against the Individual Defendants for

Violations of Section 20(a) of the Exchange Act)

57. Plaintiff incorporates each and every allegation set forth above as if fully set forth herein.

58. The Individual Defendants acted as controlling persons of Cerner within the meaning of Section 20(a) of the Exchange Act as alleged herein. By virtue of their positions as officers and/or directors of Cerner, and participation in and/or awareness of the Company’s operations and/or intimate knowledge of the false statements contained in the Recommendation Statement filed with the SEC, they had the power to influence and control and did influence and control, directly or indirectly, the decision-making of the Company, including the content and dissemination of the various statements which Plaintiff contends are false and misleading.

59. Each of the Individual Defendants were provided with or had unlimited access to copies of the Recommendation Statement and other statements alleged by Plaintiff to be misleading prior to and/or shortly after these statements were issued and had the ability to prevent the issuance of the statements or cause the statements to be corrected.

60. In particular, each of the Individual Defendants had direct and supervisory involvement in the day-to-day operations of the Company, and, therefore, is presumed to have had the power to control or influence the particular transactions giving rise to the securities violations alleged herein, and exercised the same. The Recommendation Statement contain the unanimous recommendation of each of the Individual Defendants to approve the Proposed Transaction. They were thus directly connected with and involved in the making of the Recommendation Statement.

61. As set forth above, the Individual Defendants had the ability to exercise control over and did control a person or persons who have each violated Section 14(e) of the Exchange Act, by their acts and omissions as alleged herein. By virtue of their positions as controlling persons and the acts described herein, the Individual Defendants are liable pursuant to Section 20(a) of the Exchange Act.

62. As a direct and proximate result of Individual Defendants’ conduct, Plaintiff will be irreparably harmed.

63. Plaintiff has no adequate remedy at law.

PRAYER FOR RELIEF

WHEREFORE, Plaintiff prays for judgment and relief as follows:

A. Preliminarily and permanently enjoining Defendants and all persons acting in concert with them from proceeding with, consummating, or closing the Proposed Transaction;

B. Directing the Individual Defendants to disseminate an Amendment to the Recommendation Statement that does not contain any untrue statements of material fact and that states all material facts required in it or necessary to make the statements contained therein not misleading;

C. Directing Defendants to account to Plaintiff for their damages sustained because of the wrongs complained of herein;

D. Awarding Plaintiff the costs of this action, including reasonable allowance for Plaintiff’s attorneys’ and experts’ fees; and

E. Granting such other and further relief as this Court may deem just and proper.

DEMAND FOR TRIAL BY JURY

Plaintiff hereby demands a trial by jury.

Dated: February 1, 2022	Respectfully submitted,

	By:	/s/ Joshua M. Lifshitz
Joshua M. Lifshitz
Email: jml@jlclasslaw.com

LIFSHITZ LAW PLLC

1190 Broadway,
Hewlett, New York 11557
Telephone: (516) 493-9780
Facsimile: (516) 280-7376

Attorneys for Plaintiff